Exhibit 99.1    Press release dated May 13, 2003

Exten Announces Alliance For Accelerating Growth

Signs Business Advisory and Consulting Agreement to Assist in M & A
    WARWICK, R.I.--(BUSINESS WIRE)--May 13, 2003--Exten Industries Inc. (OTCBB:EXTI), a biotechnology company focused on immortalized liver cell technology, announced today it has signed a business advisory and consulting services agreement with New York-based Stanton, Walker & Co.
    Stanton, Walker will assist in the evaluation of certain strategic business decisions facing the company.
    Exten, and its MultiCell Technologies Inc. subsidiary, are in discussions with several companies regarding licensing arrangements, joint ventures and possible mergers. Stanton, Walker's work will include due diligence, structuring transaction terms and providing consulting services throughout the process. Stanton, Walker will also seek potential acquisition candidate companies that fit Exten's business objectives.
    Jerry Newmin, chairman and chief executive officer of Exten, stated, "We look forward to evaluating several opportunities that could enhance our goal of becoming profitable with sufficient capital to execute the company's growth plans. These goals will require the assistance of specialized experts. We feel Stanton, Walker can do this expeditiously."
    Newmin continued, "Our business is based on using MultiCell's immortalized human liver cell technology platform to develop products for drug discovery and liver assist devices and to produce natural therapeutic proteins. We believe there are many other private biotech companies who might have products or services that would benefit from becoming a part of a publicly traded entity. For Exten and its shareholders, acquisitions represent a powerful new growth strategy."

    About Stanton, Walker & Co.

    Stanton, Walker & Co. provides a full range of strategic operational, marketing, financial advisory and M & A services to public companies. They assist companies in a wide array of industries, primarily those whose products offer the company's stakeholders an opportunity for a significant return.

    About Exten

    Exten develops and commercializes biomedical products and medical devices. Exten owns two subsidiaries, MultiCell and Xenogenics Corp. MultiCell is a leading supplier of highly specialized immortalized liver cell lines and related products for the pharmaceutical industry. MultiCell is developing and commercializing hepatic (liver) cell lines and cell-based toxicological and drug screening tests for drug discovery. MultiCell is also developing various diagnostic and therapeutic applications, including therapeutic protein production. A key MultiCell cell application will be Xenogenics' Sybiol(R) synthetic bio-liver and similar assist devices.
    Exten's headquarters are in Warwick, R.I., 401/738-7560; Web site is www.exten.com.

    The foregoing statements are made under the "Safe Harbor" Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements that involve risks and uncertainties that may not be evident at the time of this release.

    CONTACT: Exten Industries Inc., Warwick
             Jerry Newmin, 401/738-7560